Exhibit 10.1.16

THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT A CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION: [***].

IRIDIUM GLOBAL VALUE ADDED RESELLER AGREEMENT

THIS IRIDIUM GLOBAL VALUE ADDED RESELLER AGREEMENT is dated as of March 31st 2005 (hereinafter the “Agreement”), and is by and between Iridium Satellite LLC, having its principal place of business at 6701 Democracy Boulevard, Suite 500, Bethesda, Maryland 20817 USA (“LLC”), and AirCell, Inc., having its principal place of business at 1172 Century Drive, suite 280, Louisville, Colorado 80027 USA (“Value Added Reseller”).

Whereas, Value Added Reseller wishes to be authorized by LLC to sell Iridium Data Services and Iridium Data Modules on a nonexclusive global basis in those territories in which Value Added Reseller is authorized to provide telecommunications services; and

Whereas, LLC desires to so authorize Value Added Reseller.

NOW, THEREFORE, in consideration of the mutual agreements and understandings herein contained, the parties hereto agree as follows:

1.	Certain Definitions

In addition to terms defined throughout this Agreement, as used herein the following terms shall have the following respective meanings:

“Confidential Information” means any confidential or proprietary information of either party that is clearly identified as “confidential” and/or “proprietary” by the disclosing party including without limitation any Intellectual Property disclosed by the disclosing party.

“Commencement Date” means the date on which Value Added Reseller is notified by LLC that all conditions to Value Added Reseller’s qualification to sell Iridium Data Services and Iridium Data Modules have been satisfied pursuant to Section 3 hereof.

“Default” shall include (i) the execution of an assignment for the benefit of creditors or the seeking of relief by either party hereto under any bankruptcy or similar debtor relief laws or (ii) the failure by Value Added Reseller or LLC, as the case may be, to materially perform or observe any term hereunder, which failure has not been cured within thirty (30) days of the date of receipt of written notice of such failure from the complaining party.

“Government” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Iridium Data Services” means the Iridium mobile satellite communication data services set forth in Exhibit E.

“Iridium System Practices” hereinafter (“ISP”) means the rules set forth in Exhibit A hereto.

“IDM” and “Iridium Data Module” means the individual equipment units (including, but not limited to: Satellite Series (SS), SS 9522 Sebring LBT, Daytona LBT, antennae, and other related accessories) used by Iridium subscribers for purposes of transmitting and/or receiving data communications through the Iridium Satellite Communications System.

“IDM Solution” means the unique value added solution based on IDM as developed, tested and offered for sale to customers by Value Added Reseller in accordance with the terms of this Agreement.

“Intellectual Property” means all intellectual property worldwide including, but not limited to, inventions, patents, copyrights (including renewal rights), trademarks, trade secrets, know-how, mask works, Confidential Information, computer software (including source code), ideas, processes, discoveries, methods, and all other forms of intellectual property and any applications for registration thereof.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Government.

“PSTN” means a Public Switched Telephone Network.

“SIM” means a Subscriber Identity Module which contains customer information and, when used with an Iridium-certified IDM, enables access to the Iridium Data Services.

“Subscriber” means the Person who enters into an agreement with Value Added Reseller for the right to access and use the Iridium Data Services with Value Added Reseller’s IDM Solution.

“Tail Charges” [***].

2.	Appointment as Value Added Reseller

LLC hereby appoints Value Added Reseller as a nonexclusive provider of Iridium Data Services and authorizes Value Added Reseller to market and sell Iridium Data Services and Iridium Data Modules on a non-exclusive global basis for those vertical market applications and in those territories in which Value Added Reseller is authorized to provide telecommunications services, as further defined in Exhibit F hereto.

3.	Value Added Reseller Obligations

A.	Immediately upon the execution of this Agreement, Value Added Reseller will take all steps required to complete the process established by LLC for qualifying as an authorized Iridium Global Value Added Reseller as generally described in section 3H and Exhibit D hereof. Upon completion of qualification, LLC shall provide written notice to Value Added Reseller of the Commencement Date established by LLC for this Agreement. In the event that Value Added Reseller fails to qualify within one hundred twenty (120) days from the date hereof (or sooner in the event LLC determines that Value Added Reseller cannot, with the exercise of due diligence, meet the qualifications within such one hundred twenty day period), this Agreement shall thereupon be null and void and the parties shall be relieved and released from any further liability hereunder. LLC shall have sole discretion in determining whether to authorize Value Added Reseller as an Iridium Global Value Added Reseller. Upon qualification, Value Added Reseller shall use commercially reasonable efforts to market and sell access to and usage of Iridium Data Services to Subscribers pursuant to the terms of this Agreement. Value Added Reseller shall provide Regular Reports to LLC as specified in Exhibit B hereto.

B.	Value Added Reseller shall obtain and maintain, at its own expense, all regulatory and legal licenses and certifications, Governmental or otherwise, necessary for Value Added Reseller, its employees, agents and distributors to provide Iridium Data Services and equipment under the terms of this Agreement.

C.	Value Added Reseller shall perform all accounting, billing and collections activities necessary respecting its customers and shall be solely responsible for all expenses related to the performance of such services.

D.	Value Added Reseller shall be solely responsible for all taxes, tariffs and surcharges, if any, arising from the provision of Iridium Data Services by Value Added Reseller to its customers. This includes but is not limited to Value Added Reseller being responsible for payment or reimbursement of any goods and services taxes and income taxes, universal service levies, charges, levies, duties, withholding, usage or other fees which may be asserted against Value Added Reseller or LLC by any local, state or national government entity with respect to or arising out of the provision of Iridium Data Services hereunder. All stated pricing set forth in Exhibit C is exclusive of all such taxes.

E.	Value Added Reseller shall provide its Subscribers with only LLC-approved IDMs. Value Added Reseller shall acquire such IDM’s from either Iridium qualified manufacturers pursuant to terms established from time to time by LLC and the manufacturer or LLC, as directed by LLC. Value Added Reseller shall pay all costs of shipping, including import duties, taxes and similar charges as well as transportation charges, insurance and other fees.

F.	Value Added Reseller shall pay LLC in accordance with the rates set forth in Exhibit C hereto. The rates specified in Exhibit C are subject to change upon thirty (30) calendar days’ advance written notice from LLC.

G.	Value Added Reseller shall use commercially reasonable efforts to comply with the applicable ISPs set forth in Exhibit A hereto. Any proposed change or addition to the ISPs shall be at the sole discretion of LLC.

H.	Value Added Reseller shall be solely responsible for the design, test and performance of its IDM Solution as offered for sale in accordance with the terms of this Agreement, as well as the integration thereof with the Iridium Communications System to ensure proper operation. As a condition to LLC’s approval of qualification of Value Added Reseller as provided in section 3A and Exhibit D hereof, prior to the first commercial sale of each IDM Solution, Value Added Reseller shall provide such information about the IDM Solution proposed to be offered as is requested by LLC and shall certify the IDM Solution as specified herein in order to assure that such solution shall operate properly and without detriment to the Iridium system, network or other end users. Information requested by Iridium includes, but is not limited to:

1.	Description and intended operational usage of the solution;

2.	Solution architecture;

3.	Quantity and geographic location of IDM units;

4.	Amount, timing and duration of data transmissions;

5.	[***].

6.	Reports of potential defects or abnormal scenarios encountered during testing, including the problem, the call scenario when the problem occurred, the test configuration, and other relevant observables; and

7.	At LLC’s discretion, LLC witnessing of solution testing as performed by Value Added Reseller.

8.	Value Added Reseller shall work with LLC to certify the IDM Solution for operation on the Iridium Communications System as further specified in Exhibit H.

I.	[***].

J.	Value Added Reseller acknowledges that this Agreement authorizes Value Added Reseller to sell only Iridium Data Services as specified in Exhibit E. [***].

K.	Value Added Reseller shall be responsible for marketing and distributing Iridium Data Services and IDMs subject to the terms of this Agreement. Value Added Reseller will advertise and/or promote Iridium Data Services and IDMs in a commercially reasonable manner and will transmit information and promotional materials on Iridium Data Services and IDMs to its customers as reasonably necessary. In carrying out its responsibilities hereunder, Value Added Reseller will conduct itself in an ethical and lawful manner, will exercise its best efforts to achieve a high level of customer satisfaction, and will do nothing to bring the reputation of Iridium into disrepute.

L.	Value Added Reseller shall acquire the prior written consent of LLC prior to making any media releases, public announcements and/or public disclosures relating to this Agreement or the subject matter hereof, including, without limitation, promotional or marketing material referring to the Iridium Communications System. Such consent not to be unreasonably withheld. During the term of this Agreement, LLC may use and publish Value Added Reseller’s name in conjunction with its announcement and/or publication of participants in the Iridium Value Added Reseller program. LLC will do nothing to bring the reputation of Value Added Reseller into disrepute. Upon the agreement of the Parties, either Party may provide collateral marketing materials to the other Party from time to time as available.

M.	Value Added Reseller shall offer its customers a warranty for the IDM Solution which is consistent with the warranty program provided by LLC to Value Added Reseller for the IDM. Value Added Reseller will offer a repair service that provides, as a minimum, commercially reasonable repair pricing and repair lead times for the IDM Solution.

N.	Value Added Reseller shall provide reasonable support and technical assistance in the sale and/or use of the IDM Solutions to LLC and customers, all as further defined in Exhibit A.

4.	LLC Obligations

A.	LLC will use commercially reasonable efforts to maintain the availability of Iridium Data Services for Value Added Reseller and its Subscribers.

B.	Value Added Reseller will purchase SIM cards directly from the SIM card vendor or, with LLC’s prior agreement, directly from LLC. LLC will provide the Mobile Subscriber Integrated Services Digital Network (MSISDN) numbers as are reasonably required by Value Added Reseller to meet its anticipated Subscriber base.

5.	Billing and Method of Payment

A.	Payment Terms: LLC shall provide Value Added Reseller with a monthly invoice in US dollars due for the provision of Iridium Data Services to Value Added Reseller and Value Added Reseller shall pay the full amount of such invoice in US dollars by electronic funds transfer, or by any other method which has been mutually agreed to by LLC and Value Added Reseller in writing, within thirty (30) calendar days of the date of transmittal of such invoice.

B.	Late Payment/Priority of Payments: Any amounts remaining unpaid after thirty (30) calendar days of the date of transmittal of an invoice shall be subjected to an additional late fee which shall be equivalent to [***] per annum of the overdue balance. All payments made by Value Added Reseller shall be applied in the following priority: (i) late fees; (ii) overdue amounts; and (iii) remaining balance. The failure of Value Added Reseller to pay any sum owed hereunder within thirty (30) calendar days after date of transmittal of an invoice, and the continuance thereof for ten (10) calendar days after written notice has been given by LLC to Value Added Reseller, shall constitute a default of this Agreement and shall entitle LLC to terminate this Agreement at any time thereafter upon written notice to Value Added Reseller.

C.	Billing Disputes: Value Added Reseller shall notify LLC of any disputed items within ninety (90) calendar days of the date of transmittal of an invoice. LLC shall review and respond to the billing dispute within ten (10) calendar days of receipt of the billing dispute. Any charges that LLC agrees were not charged correctly shall be credited to Value Added Reseller if Value Added Reseller has paid such charges. If LLC disagrees with a billing dispute, LLC shall give Value Added Reseller notice of, and an explanation of, such disagreement within the time frame stated above (“Notice of Disagreement”). Thereafter, the billing dispute shall be subject to the dispute resolution procedure set forth in Section 18 of this Agreement; except that the Parties shall appoint responsible executives to resolve the matter within five (5) business days of receipt of the Notice of Disagreement, and the responsible executives shall use reasonable efforts to resolve the billing dispute within fifteen (15) business days of their appointment. Pending resolution of any such dispute, Value Added Reseller shall not be relieved of its obligation for payment of all charges invoiced hereunder, including disputed items.

D.	Price: The service rates for Iridium Data Service are provided in Exhibit C. [***]

6.	Integration, Activations and Deactivations

The parties shall comply with all procedures governing the activation and deactivation of Iridium Data Services and IDM’s as set forth in the ISPs, and LLC may, in compliance with such ISPs, and in consultation with Value Added Reseller (and through Value Added Reseller if Value Added Reseller so agrees), refuse to activate any Iridium Data Services or any SIM or MSISDN pair or deactivate or suspend all or part of any Data Service or SIM or MSISDN pair in the event of suspected fraud, loss of IDM or to avoid or correct any degradation or impairment of the Iridium Data Services.

7.	Term of Agreement

This Agreement shall become effective upon the Commencement Date and shall continue for twelve months. This Agreement shall thereafter renew for successive twelve-month terms unless terminated by either party by giving at least ninety (90) days’ prior written notice to the other prior to the commencement of any renewal term.

8.	Intellectual Property

A.	LLC owns and controls exclusively the Iridium trademarks, service marks and logos (the “Iridium Marks”). LLC authorizes Value Added Reseller and its distributors to use the Iridium Marks in accordance with and subject to the Iridium Corporate Identity Guidelines: Co-Branding Graphic Standards for Iridium Service Providers to be published from time to time by LLC (the “Guidelines”). This right of use may only be implemented by Value Added Reseller in its promotion and sale of Iridium Data Services. Value Added Reseller shall (and shall require each of its distributors to) conduct its business and operations with which the Iridium Marks are used in a lawful and professional manner and at a quality level in accordance with and consistent with the quality level of LLC’s business and operations. Value Added Reseller shall not, and shall not permit any of its applicable distributors to, bring disrepute to or in any manner impair or damage the Iridium Marks or the goodwill associated with the Iridium Marks.

B.	From time to time, LLC shall have the right to review and evaluate Value Added Reseller’s use of the Iridium Marks and the related documents, media and other material (collectively the “Materials”) bearing the Iridium Marks for purposes of ensuring that the Guidelines are being adhered to and that the goodwill associated with the Iridium Marks is not being adversely affected by Value Added Reseller or its distributors. Value Added Reseller shall, at LLC’s request, provide to LLC descriptions of such use and representative samples of such Materials. If LLC reasonably considers such use or Materials to be of a type or quality that is inconsistent with the terms of this Agreement or the Guidelines, or is likely to affect the image, reputation and goodwill associated with the Iridium Marks, LLC may request Value Added Reseller to, and Value Added Reseller shall (unless it elects to discontinue use of the Iridium Marks as they relate to such use or Materials), improve such use or such Materials such that such use or Materials are of a type and quality that is consistent with the terms of this Agreement and the Guidelines, and are not likely to adversely affect the image, reputation and goodwill associated with the Iridium Marks.

C.

Value Added Reseller shall notify LLC without delay of any alleged third-party infringements of Iridium brands or trademarks, and Value Added Reseller shall assist LLC in any action taken by LLC against such infringements, provided that Value Added Reseller has or had contractual relations with such third parties. LLC hereby agrees to indemnify Value Added Reseller against all claims and proceedings and reasonable expenses arising from infringement or alleged infringement of any third party’s Intellectual Property rights by reason of Value Added Reseller’s exercising its rights under this Agreement to use LLC brands and trademarks and to provide Iridium Data Services. As a condition of this indemnity, promptly after receipt by Value Added Reseller of a notice of any third party claim or the commencement of any action, Value Added Reseller shall: (a) notify LLC in writing of any such claim; (b) provide LLC with reasonable assistance to settle or defend such claim, at LLC’s own expense; and (c) grant to LLC the right to control the defense and/or settlement of such claim, at LLC’s own expense; provided, however, that: (i) the failure to so notify, provide assistance and grant authority and control shall only relieve LLC of its obligation to Value Added Reseller to the extent that LLC is prejudiced thereby; (ii) LLC shall not, without Value Added Reseller’s consent (such consent not to be unreasonably withheld or delayed), agree to any settlement which: (x) makes any admission on behalf of Value Added Reseller; or (y) consents to any injunction against Value Added Reseller (except an injunction relating solely to Value Added Reseller’s continued use of any infringing materials); and (iii) Value Added Reseller shall have the right, at its expense, to participate in any legal proceeding to contest and defend a claim and to be represented by legal counsel of its choosing, but shall have no right to settle a claim without LLC’s written consent.

D.	All rights, title and interest to all Intellectual Property incorporated in the IDM are and shall remain the sole and exclusive property of LLC or its suppliers of the IDM, and no rights therein are granted to Value Added Reseller.

E.	All rights, title and interest to all Intellectual Property developed by Value Added Reseller prior to and during the course of this Agreement and incorporated into the IDM Solution are and shall remain the sole and exclusive property of Value Added Reseller, and no rights therein are granted to Iridium.

F.	Value Added Reseller hereby agrees to indemnify Iridium against all claims and proceedings and reasonable expenses arising from infringement or alleged infringement of any third party’s Intellectual Property rights arising from the sale, distribution or use of the IDM Solution. As a condition of this indemnity, Iridium must: promptly after receipt by LLC of a notice of any third party claim or the commencement of any action, LLC shall: (a) notify Value Added Reseller in writing of any such claim; (b) provide Value Added Reseller with reasonable assistance to settle or defend such claim, at Value Added Reseller’s own expense; and (c) grant to Value Added Reseller the right to control the defense and/or settlement of such claim, at Value Added Reseller’s own expense; provided, however, that: (i) the failure to so notify, provide assistance and grant authority and control shall only relieve Value Added Reseller of its obligation to LLC to the extent that Value Added Reseller is prejudiced thereby; (ii) Value Added Reseller shall not, without LLC’s consent (such consent not to be unreasonably withheld or delayed), agree to any settlement which: (x) makes any admission on behalf of LLC; or (y) consents to any injunction against LLC (except an injunction relating solely to LLC’s continued use of any infringing materials); and (iii) LLC shall have the right, at its expense, to participate in any legal proceeding to contest and defend a claim and to be represented by legal counsel of its choosing, but shall have no right to settle a claim without Value Added Reseller’s written consent.

9.	Relationship of Parties

A.	This Agreement shall not constitute nor be construed as: (i) a principal/agent relationship, whether general, special or limited in nature; (ii) a joint venture; (iii) a partnership; (iv) an employment relationship; or (v) a franchise.

B.	In performing any obligation created under this Agreement, the Parties agree that each Party is acting as an independent contractor and not as an employee or agent of the other Party. Neither Party has any authority hereunder to assume or create any obligation or responsibility, expressed or implied, on behalf or in the name of the other Party or to bind the other Party in any way whatsoever.

C.	There are no implied or other standards of performance, guarantees or warranties except as expressly stated in this Agreement and any express or implied warranties or other terms implied by law, including, but not limited to warranties of merchantability or fitness for any purpose or use are hereby expressly excluded and disclaimed to the fullest extent permitted by law. LLC shall not be liable to Value Added Reseller, nor shall Value Added Reseller make any claim against LLC, for injury, loss or damage sustained by reason of any unavailability, delay, faultiness or failure of the facilities and services to be provided by LLC pursuant to this Agreement. Value Added Reseller agrees that it will include in any agreement to provide Iridium Data Services an explicit commitment on the part of the Subscriber to waive any right to make any claim against LLC for injury, loss or damage sustained by reason of any unavailability, delay, faultiness or failure of the facilities and services to be provided by LLC hereunder.

D.	In no event shall either party hereto be liable to the other, whether in contract or tort or otherwise, for special, incidental, indirect or consequential damages, including without limitation lost profits or revenues, arising out of or resulting from the performance or non-performance of this Agreement. Neither party’s officers, directors or shareholders or members shall have any personal liability under this Agreement.

10.	Fraud

A.	Value Added Reseller agrees to notify LLC without delay if SIM cards have been lost, stolen, or have become unserviceable due to damage, or have been misused in any way. At the time Value Added Reseller becomes aware of such an instance, Value Added Reseller agrees to suspend or deactivate the applicable MSISDN immediately.

B.	Value Added Reseller shall be responsible for all credit risk relating to its Subscribers and shall be liable for all charges arising from the use of SIMS or IDM’s assigned or otherwise made available to Value Added Reseller pursuant to this Agreement. LLC shall exercise its reasonable best efforts, in accordance with applicable ISPs, to detect and inform Value Added Reseller of any perceived fraudulent use of SIMs or IDM’s made available to Value Added Reseller and to take appropriate steps to suspend or terminate any SIM or deactivate other IDM involved in such perceived fraudulent use. If Value Added Reseller is in full compliance with the provisions of the ISP with respect to Security and Fraud Protection, including the prompt reporting to LLC of any lost or stolen SIM card, Value Added Reseller shall be relieved of charges incurred as a result of subscription fraud resulting from a lost or stolen SIM card, such relief to be effective immediately upon receipt by LLC of notice of the lost or stolen SIM card.

11.	Assignment of Rights

A.	Value Added Reseller shall not assign any of its rights or obligations hereunder to any Person without the prior written consent of LLC, which consent shall not be unreasonably withheld. This prohibition against assignment includes any change in control or ownership of Value Added Reseller, provided, however, that Value Added Reseller may assign its interest hereunder to a successor company subject to the ability of the successor company to make a reasonable showing of its ability to fulfill the obligations of Value Added Reseller hereunder.

B.	In the event of termination of this Agreement, LLC shall have the option to acquire, or have assigned to another designated Value Added Reseller, the service contracts that Value Added Reseller concluded with Subscribers. LLC shall have a period of thirty (30) calendar days from the effective date of such termination to notify Value Added Reseller of its intention to exercise said option, subject to the conclusion of mutually acceptable reasonable terms, including price, for the acquisition of such service contracts, and the parties hereto agree to use commercially reasonable efforts to agree upon such reasonable terms. If the parties cannot agree, then such service contracts shall continue to be the property of Value Added Reseller. The parties agree to use their commercially ‘reasonable efforts to maintain the Subscribers’ use of Iridium Data Services during the option period and for a period of sixty (60) calendar days from the date of termination of the option.

C.	LLC may by written notice to Value Added Reseller assign its interest hereunder, whether by sale of assets, merger or any other form of transfer, provided the assignee or transferee agrees in writing to assume all obligations of LLC hereunder. Further, any assignee, transferee or successor shall have the right to modify or expand the Iridium Data Services to be provided to Subscribers as long as such modified or expanded Iridium Data Services are functionally comparable or superior services to those presently offered by LLC.

12.	Representations and Warranties

A.	The parties hereto acknowledge that their ability to provide Iridium Data Services is conditioned upon the continuing validity of operating licenses issued by Governmental authorities.

B.	Each party to this Agreement warrants that as of the date of execution of the Agreement it has the necessary authority to lawfully enter into and perform its obligations pursuant to this Agreement.

13.	Notices

All notices and other communications provided for in this Agreement shall be in writing and shall be sufficiently given if made (i) by hand delivery or by telecopier and (ii) by reputable express courier service (charges prepaid) or by registered or certified mail (postage prepaid and return receipt requested) (a) if to LLC, at the following address:

Iridium Satellite LLC
6701 Democracy Boulevard, Suite 500,
Bethesda, Maryland 20817 USA
Attn. Don Thoma

With a copy to:	Iridium Satellite LLC
6701 Democracy Boulevard, Suite 500,
Bethesda, Maryland 20817 USA
Attn. Chief Counsel
and (b) if to Value Added Reseller, at the following address:	Name: AirCell, Inc.

Address: 1172 Century Drive Suite 280 Louisville, CO 80027
Attn: Mr. William Peltola

or at such other address as either party shall have furnished in writing to the other. All such notices and other communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; five business days after being deposited with a reputable express courier service (charges prepaid); seven business days after being deposited in the mail, postage prepaid, if delivered by mail; and when receipt acknowledged (by a facsimile machine or otherwise), if telecopied.

14.	Confidential Information

A.	The parties agree that, during and after the term of this Agreement, neither party, its Affiliates, employees, agents, or Persons otherwise associated with either party hereto, shall directly or indirectly, without the express prior written consent of the disclosing party, use, furnish, give away, reveal, divulge, make known, sell or transfer in any way Confidential Information of the disclosing party, other than for the performance of its duties hereunder or as outlined in the Non Disclosure Agreement previously executed by the parties (“NDA”).

B.	The parties acknowledge that any Confidential Information, which is covered in this Agreement or the NDA, that has been disclosed to it by the other has been disclosed solely for the performance of its duties hereunder and both parties agree that all Confidential Information provided by the other is the exclusive property of the disclosing party.

C.	Each party agrees that if it is served with any form of legal process that would require disclosure of any Confidential Information, it shall, if permitted by law, before taking any action, immediately notify the other party which shall, in addition to the efforts, if any, of the party so served, have the right to seek to quash or limit the scope of such process. The parties agree to desist from taking any other action which is inconsistent with that of the other.

D.	For the purposes of the Agreement, Information shall not be considered to be Confidential Information if the information is:

1.	in or passed into the public domain other than by breach of this Agreement ; or

2.	known to a receiving party prior to the disclosure by a disclosing party; or

3.	disclosed to a receiving party without restriction by a third party having the full right to disclose; or

4.	independently developed by a receiving party to whom no disclosure of Confidential Information relevant to such Information has been made.

15.	Termination.

A.	Right to Terminate.

Either party may terminate this Agreement at any time with immediate effect by giving notice to the other party if the other party is in Default as defined in this Agreement, and subject to any grace period specifically provided herein.

B.	Post Termination Obligations.

Upon termination of this Agreement, in addition to its other obligations hereunder, Value Added Reseller shall promptly discontinue all use of advertising matter, slogans, trademarks, trade names or other marks identified with LLC, shall immediately return to LLC all procedures manuals and related materials provided to Value Added Reseller by LLC hereunder, and shall not do business under the Iridium name or any confusingly similar name or mark. Value Added Reseller shall also submit a data file containing complete Subscriber information for all Subscriber contracts.

C.	Remedies Cumulative.

It is agreed that the rights and remedies herein provided in case of default or breach by any party are cumulative and shall not affect, except as limited by this Agreement, any remedies that a party may have by reason of such default or breach. The exercise of any right or remedy herein provided shall be without prejudice to the right to exercise any other right remedy provided herein, at law or in equity.

16.	Descriptive Headings

The descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

17.	Severability and Waiver

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of the Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be construed as a waiver or deprive that party of the right thereafter to insist upon adherence to that term or any other term of this Agreement.

18.	Dispute Resolution/Arbitration

A.

In the event of any dispute arising under this Agreement, including any allegation of breach and any failure to reach mutual agreement hereunder, the parties shall refer the matter for consideration and solution by the responsible executives of the parties. Either party may commence such proceedings by delivering to the other party a written request for such a meeting. Such request shall describe the dispute and identify the requesting party’s responsible executive for purposes of resolving the dispute. The party receiving such a request shall have seven (7)

calendar days to designate its responsible executive for the dispute in writing to the requesting party. The responsible executives shall meet within fifteen (15) calendar days, at such time and place as may be mutually agreed to by the parties. The responsible executives shall use commercially reasonable efforts to resolve the dispute within fourteen (14) days following their meeting.

B.	All controversies, disputes or claims arising out of or relating to this Agreement or breach thereof which has not be amicably settled by the parties shall be finally settled by arbitration held under the rules of the International Chamber of Commerce (hereafter referred to as the Rules). The place or arbitration shall be Washington D.C. The arbitration shall be conducted in the English language by three arbitrators. Each party shall be entitled to designate one arbitrator. The claimant shall nominate its arbitrator in its Request for Arbitration and the respondent shall nominate its arbitrator within twenty (20) days of receipt of the Request for Arbitration. The third arbitrator shall be designated in accordance with the Rules. In the event that either party fails to appoint an arbitrator, the rules in relation to appointment of arbitrators shall apply.

C.	The arbitration award shall be final and binding on the parties and shall be enforced in accordance with its terms. In the course of such arbitration, this Agreement shall be continuously performed except with respect to the part hereof which is the subject of, or which is directly and substantially affected by, the arbitration. In any such arbitration proceeding, any legal proceeding to enforce any arbitration award and any other legal action between the parties pursuant to or relating to this Agreement or the transactions contemplated hereby, both parties expressly waive the defense of sovereign immunity and any other defense based on the fact or allegation that it is an agency or instrumentality of a sovereign state.

D.	Any monetary award shall be made payable in immediately available funds, in U.S. Dollars through a bank account selected by the recipient of such an award, free of any withholding tax or other deduction, with interest thereon from the date the award is granted to the date it is paid in full at the prime rate of interest as reported from time to time in the U.S. edition of the Wall Street Journal. The prevailing party to any arbitration conducted under this Agreement shall be entitled to recover from the other party, as part of the arbitral award or order, its reasonable attorneys’ fee and other costs of arbitration.

19.	Choice of Law

This Agreement shall be governed in accordance with the laws of the State of Delaware, United States of America, without regard to any provision that would result in the application of the laws of any other jurisdiction. The parties specifically disclaim the UN Convention on Contracts for the International Sale of Goods.

20.	Export

Value Added Reseller shall not export, directly or indirectly, any equipment, information or technical data under this Agreement to any individual or country for which the U.S. Government at the time of export requires an export license or other governmental approval without first obtaining such license or approval. Value Added Reseller shall indemnify, defend and hold LLC harmless and reimburse LLC of, from, for and against all claims, demands, damages, costs, fines, penalties, attorneys’ fees and other expenses arising from Value Added Reseller’s failure to comply with this Article.

21.	Force Majeure

Neither Party shall be in default of this Agreement if its performance or obligation hereunder is delayed or becomes impractical by reason of any act of God, war, fire, accident, or any other cause beyond such Party’s control.

22.	Entire Agreement; Rights of Third Parties

This Agreement constitutes the entire agreement between the parties and supersedes any understandings, agreements, or representations by or between the parties, written or oral, made at any time prior to the Commencement Date that may relate in any way to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors and permitted assigns.

23.	Foreign Corrupt Practices Act

LLC and its operations are subject to the U.S. Foreign Corrupt Practices Act (“FCPA”), including the anti-bribery and corrupt payment provisions. Value Added Reseller agrees to comply with the provisions of the FCPA and to take no action that might cause LLC to be in violation of FCPA. Value Added Reseller agrees to furnish to LLC at any time upon request copies of all records concerning matters under FCPA and to contact LLC immediately if Value Added Reseller at any time has questions regarding the requirements and restrictions imposed by FCPA relative to performance by LLC hereunder.

Iridium Satellite LLC Signature:	AirCell, Inc. Signature:

/s/ Donald Thomas	/s/ Todd Londa
Print Name:	Print Name:

Donald Thomas	Todd Londa

Exhibit A

(Global Value Added Reseller Agreement)

IRIDIUM SYSTEM PRACTICES

I.	IRIDIUM SERVICES

1.	LLC will provide Value Added Reseller with Iridium product and service information. Value Added Reseller will represent Iridium products and services in accordance with stated performance and functionality.

2.	Value Added Reseller will only release information to the public relating to the Iridium system or its performance pursuant to Iridium LLC approved guidelines.

II.	IRIDIUM SUBSCRIBER EQUIPMENT

1.	Iridium Data Modules and other subscriber equipment shall be obtained only from an Iridium qualified manufacturer or from an Iridium qualified distributor. Value Added Reseller will only distribute Iridium approved equipment to Iridium subscribers.

2.	Value Added Reseller agrees to establish appropriate Iridium subscriber equipment and SIM card inventories based upon sales forecasts.

3.	Value Added Reseller will provide LLC its SIM Card orders for submission to the manufacturer.

4.	Before distributing any Iridium subscriber equipment Value Added Reseller will ensure that (a) Iridium subscriber equipment with an IMEI number is listed on the Local Equipment Identity Register (LEIR) and Centralized Equipment Identity Register (CEIR) White List, (b) the Iridium subscriber equipment has been type approved and (c) Iridium network access is approved.

5.	Value Added Reseller will obtain Iridium subscriber equipment in accordance with LLC’s published Product Sales Terms which are in effect as of the date of Value Added Reseller’s order for IDM. LLC’s current Product Sales Terms will be published on the Iridium extranet available to Value Added Reseller. Iridium may, from time to time and in its sole discretion, publish revisions to the Product Sales Terms and such revisions shall be in effect immediately upon their publication. Exhibit G identifies IDMs which are available for purchase by Value Added Reseller.

III.	CUSTOMER PROVISIONING AND ACTIVATION

1.	Value Added Reseller will not allocate SIM cards to its subscribers until it receives confirmation from LLC of successful loading of SIM Card Data into the LLC Business System.

2.	Value Added Reseller will allocate, where applicable, specific MSISDNs, IMEIs and SIM card serial numbers according to Iridium service type designations as determined by LLC. Certain ranges of numbers have been designated for specific Iridium services and must only be utilized for those services (i.e. one range of MSISDNs has been designated for voice, and data, while another range of MSISDNs has been designated for messaging service).

3.	Value Added Reseller will observe an adequate quarantine period for the reuse of MSISDNs and other allocated Iridium numbers, as determined by LLC.

4.	Using SPNet, Value Added Reseller will submit, for each subscriber, a service activation request (through SPNet). If SPNet is unavailable, Value Added Reseller will manually complete a Service Activation Request and fax it to LLC for processing.

5.	Value Added Reseller will validate the accuracy of all successful service activations and correct any erroneous or missing information. If the activation is unsuccessful, a request for activation shall be corrected and re-submitted via SPNet (or FAX if SPNet is not available).

6.	Value Added Reseller will maintain and communicate basic network related data on Iridium subscribers including, where applicable, IMSIs, MSISDNs, service types, feature selections, IMEIs, as well as Subscriber activation date, suspension date, deactivation date, and reactivation date.

7.	An Equipment Identification Register (EIR) will be used by the Iridium System for Iridium subscriber equipment. The EIR is a database that specifies equipment status and is maintained to minimize fraud resulting from use of lost or stolen Iridium subscriber equipment. Value Added Reseller will be responsible for notifying LLC of lost or stolen Iridium subscriber equipment and for implementing an EIR management process to be approved by LLC.

8.	Value Added Reseller and LLC will define procedures for the exchange of billing records and related information.

9.	[***]

10.	[***]

IV.	CUSTOMER CARE

1.	Value Added Reseller will maintain customer care capabilities during appropriate business hours normal for the vertical market(s) served for its customers, but in no event less than 40 hours per week, in order to respond to general inquiries, billing inquiries and provisioning or network issues.

2.	LLC will provide support to the Value Added Reseller for network issues and SPNET functionalities during the following schedule (all calls will be answered as they come into Tier II; if a call is routed to voicemail, the call will be returned within 10 minutes):

Physical coverage hours are as follows (with the exception of Thanksgiving Day and Christmas Day):

Sunday 10:00 PM - Monday 7:00 PM (AZ Time)

Monday 10:00 PM - Tuesday 7:00 PM (AZ Time)

Tuesday 10:00 PM - Wednesday 7:00 PM (AZ Time)

Wednesday 10:00 PM - Thursday 7:00 PM (AZ Time)

Thursday 10:00 PM - Friday 7:00 PM (AZ Time)

After Hours coverage are as follows (any voicemails left during this timeframe will be returned within 30 minutes by the on call Tier II representative):

Monday - Thursday 7:00 PM- 10:00 PM (AZ Time)

Saturday 7:00 AM - 4:00 PM (AZ Time)

Sunday 7:00 AM - 4:00 PM (AZ Time)

All other hours are considered Non coverage hours, during this time Value Added Resellers will have the option to leave a voicemail and the call will be returned during the next covered (physical or after hours) time frame.

LLC reserves the right to modify the Physical coverage hours. Value Added Resellers will be given 3 business days advance notice via email.

3.	Prior to taking any subscriber account-specific action or answering any subscriber account-specific inquiry, Value Added Reseller in connection with such inquiries, will verify the following information:

a.	The caller’s identity

b.	The caller’s authorization to request account-specific information or make account changes

4.	Value Added Reseller will provide each customer with the customer care telephone number[s] of the Value Added Reseller.

5.	Value Added Reseller will provide its direct dial customer care telephone number to LLC.

6.	Value Added Reseller will keep LLC currently advised of any significant subscriber contract changes such as:

a.	Service offering/feature additions or removals

b.	Contract suspension/reactivation

c.	Contract deactivation

d.	Lost or stolen subscriber equipment/SIM Card

e.	Reason code for deactivation

7.	Upon notification of lost or stolen Iridium subscriber equipment or SIM Card, Value Added Reseller will promptly notify LLC so that the identified equipment can be blacklisted and the SIM card suspended or deactivated. When any Iridium subscriber equipment with an IMEI is reported lost or stolen, Value Added Reseller must notify LLC within one hour of receiving the report.

8.	Value Added Reseller will attempt to resolve a subscriber’s problem on the initial call. Value Added Reseller shall be responsible for resolving all subscriber problems related to the IDM Solution. If Value Added Reseller determines that a problem cannot be resolved at the Value Added Reseller level and is related to the IDM or the Iridium network, it will promptly create and submit a Trouble Ticket to LLC.

9.	Value Added Reseller shall prepare a Trouble Ticket for each Iridium subscriber call that identifies any problem with respect to call quality, disruption of service or network access and submit the Trouble Ticket to LLC.

10.	If Value Added Reseller originates a Trouble Ticket it is the only entity authorized to close that particular Trouble Ticket, based upon advice and clearance from LLC and when closing a Ticket, Value Added Reseller will ensure that the identified problem and its resolution are documented and that the Subscriber is contacted and satisfied with the resolution.

11.	Value Added Reseller will attempt to resolve any subscriber billing inquiry or billing dispute on the initial call. If Value Added Reseller cannot resolve a billing dispute, Value Added Reseller will complete a Trouble Ticket. A copy will be made of the Subscriber’s invoice and both the billing Trouble Ticket number and the items in dispute shall be noted on the copy of the invoice. The billing Trouble Ticket and related documentation of any unresolved billing inquiry will be submitted to LLC for review, and support if requested.

12.	If Value Added Reseller does not agree with the clearance of a billing Trouble Ticket by LLC, Value Added Reseller should promptly contact LLC to request further investigation or assistance in the resolution of the billing issue.

13.	Value Added Reseller shall provide the following customer support services to Iridium and/or customers for the IDM Solution:

Customer Service and Support Requirement:	Iridium	VAR	End Users
Customer care call in service during Value Added Reseller’s normal business hours available to respond to general inquiries, troubleshooting or equipment issues.	X	X	X
Repair and warranty information, policies, and procedures.	X	X	X
Technical support contact information, escalation process and Service Level Agreement.	X	X	X
Customer care trouble shooting documentation.	X	X
Field service bulletins, tech notes, list of known defects/bugs (updated quarterly).	X	X
Collateral marketing materials for use during trade shows and for access from Iridium’s extranet.	X	X
Trade show support, as requested.	X	X

V.	CANCELLATION OF AGREEMENTS WITH VALUE ADDED RESELLERS

Upon cancellation or termination of the Value Added Reseller Agreement, Value Added Reseller will relinquish all unassigned Iridium MSISDN, MIN, and IMSI numbers and return Iridium SIM cards in its inventory to LLC and discontinue use of the Iridium trademark and logo.

VI.	LICENSE ACQUISITION

1.	[***]

2.	Value Added Reseller shall comply with all laws, regulations, standards, and codes applicable to its provision of Iridium services, and alert LLC to any potential impact that such compliance may have on the provision of Iridium services by Value Added Reseller.

VII.	TRADEMARK AND BRANDING GUIDELINES

LLC owns and controls the use of the Iridium brands and trademarks. Value Added Reseller will use LLC’s current or future brands and/or trademarks only as authorized by and provided for in the Iridium Graphics Standards. Any deviation from the Standards will require the prior written consent of LLC. Any written request will be submitted through LLC.

VIII.	CALL INTERCEPT

Value Added Reseller shall provide Iridium subscriber information to LLC, or to any authorized government entity, to the extent required to comply with national sovereignty requirements affecting Iridium Data Services.

IX.	SECURITY AND FRAUD PROTECTION

1.	Value Added Reseller will establish security measures to minimize the potential for any unauthorized or fraudulent access to the Iridium Business Support Systems (IBSS). LLC will provide Value Added Reseller with the following types of security/fraud-related information:

a.	Any use of the Iridium system/network/services that appears in LLC judgment to be fraud-related and to require Value Added Reseller participation in further investigation, and

b.	Identification of suspended Subscriber Identity Module (SIM) cards or other Iridium subscriber equipment that could impact Value Added Reseller.

2.	Value Added Reseller will establish and implement an effective inventory security program to protect any Iridium subscriber equipment stored at the Value Added Reseller’s location, as well as on order or in transit from a manufacturer/distributor. An effective inventory security program will include:

a.	Positive identification of the subscriber, or the subscriber’s authorized representative, prior to distributing any Iridium subscriber equipment or any Subscriber Identity Module (SIM) card that has been activated on the Iridium network.

b.	Periodic reconciliation of inventory records of purchases, receipts, and distributions of Iridium subscriber equipment against actual purchases, receipts, and distributions of Iridium subscriber equipment.

3.	Value Added Reseller will promptly provide LLC with the following types of security/fraud-related information that Value Added Reseller becomes aware of:

a.	Confirmed subscription fraud involving the use of the Iridium System and Services.

b.	Any use of the Value Added Reseller Intranet Solution (SPNet), Trouble Ticket System, and Operations Data Network (ODN) that appear in the Value Added Reseller’s judgment to be fraud-related and could adversely impact the security of Iridium operations.

c.	Identification of any lost or stolen Subscriber Identity Module (SIM) Cards and other Iridium Subscriber Equipment.

d.	Any unethical activity by Value Added Reseller employees, vendors, dealers, agents and subscribers that could adversely impact Iridium operations.

4.	Value Added Reseller will not be relieved from payment due LLC for use of Iridium Services, or for use of other elements of the Iridium System, which result from fraud on the part of its subscribers or within the Value Added Reseller organization.

X.	FINANCIAL SETTLEMENT

A Subscriber’s failure to pay (bad debt) will not relieve Value Added Reseller of its obligation to pay LLC unless the refusal to pay is finally attributed to an interruption in the Iridium system.

1.	Value Added Reseller will have financial responsibility for the bad debt of its subscribers.

2.	If Value Added Reseller is legally obligated to collect taxes from its Iridium subscribers, the taxes shall be separately stated on each invoice and shall be added to the price charged.

3.	If Value Added Reseller is obligated by applicable tax laws to withhold a portion of any payment due LLC for Iridium gateway services, the payment amount shall be increased to an amount such that, after payment of the withholding amount to the appropriate authorities, the amount received by LLC is equal to the amount set forth on the invoice, including taxes.

4.	Value Added Reseller will take reasonable and legally permissible steps to minimize taxes charged and withheld for Iridium services.

5.

At the inception of the Value Added Reseller Agreement, Value Added Reseller will furnish its most recent annual audited Financial Statement. In the event an audited Statement is not regularly prepared for Value Added Reseller, it shall furnish its Financial Statement with a certification of accuracy by its Chief Executive Officer. Thereafter, Value Added Reseller will provide, not more than monthly, updated financial information as reasonably requested by LLC.

Exhibit B

(Global Value Added Reseller Agreement)

REGULAR REPORTS

1.	Quarterly Reports

[***]

2.	Confidentiality

All information provided pursuant to the Report requirements shall be subject to the Confidentiality provisions of the Agreement. In particular, information provided by Value Added Reseller concerning identity of Subscribers is proprietary to and the sole and exclusive property of Value Added Reseller and acknowledged by LLC to be of substantial value. Such information shall not be used by LLC in any form or manner to compete with Value Added Reseller in the provision of mobile satellite communications service to such Subscribers. In the event of termination of the Agreement, the ownership and use of such information shall be strictly governed by the provisions of Section 11 of the Agreement.

3.	Yearly Plan

[***]

Exhibit C Section 1

(Global Value Added Reseller Agreement)

IRIDIUM SERVICES RATES — CIRCUIT SWITCHED DATA

This annex sets forth current Iridium wholesale data service rates (all prices in United States of America Dollars [US$]).

1.	CHARGES FOR SATELLITE CALLS BILLED IN 20 SECOND INCREMENTS

[***]

2.	PSTN-IDM CHARGES

PSTN to Iridium prices (PSTN-IDM) will be set by the individual PSTN carriers.

3.	VALUE ADDED SERVICES INCLUDED IN SIM CARD SUBSCRIPTION MONTHLY FEE

[***]

4.	ACTIVATION CHARGES

[***]

5.	TAXATION

Prices do not include any taxes. Taxes, if applicable, will be itemized and included separately.

6.	DEFINITIONS

IDM	Iridium Data Module

IDM-PSTN	Call-type: Origination of a data call via the Iridium satellite network terminating PSTN or PLMN.

IDM-IDM	Call-type: Origination of a data call via the Iridium satellite network terminating another Iridium Data Module.

Iridium Satellite	Iridium Satellite Service gives the customer access to the Iridium satellite network

MSISDN	Mobile Subscriber Integrated Services Digital Network number (the Iridium phone number assigned to a voice subscriber)

MO	Mobile Originated

MT	Mobile Terminated

PSTN	Public Switched Telephone Network. The public, land-based telephone network.

PSTN-IDM	Call-type: Origination of a data call via PSTN or PLMN terminating an Iridium Data Module. The relevant pricing for this call type is set by the PSTNs and PLMNs respectively.

PSTN Terminating Charges	The per minute rate paid to the landline carrier to carry Iridium traffic from the gateway to the final destination of the data call.

SIM	Subscriber Identity Module

Exhibit C Section 2

(Global Value Added Reseller Agreement)

IRIDIUM SERVICES RATES — CIRCUIT SWITCHED DATA USING RUDICS

This annex sets forth current Iridium wholesale data service rates for calls originated or terminated using RUDICS (all prices in US$).

1.	CHARGES FOR SATELLITE CALLS VIA RUDICS BILLED IN 20 SECOND INCREMENTS

[***]

2.	RUDICS Fees

The table below details one-time, recurring and per occurrence fees applicable for integrating with the Iridium RUDICS capability and for continuing monthly service. Prices are in US$.

[***]

3.	VALUE ADDED SERVICES INCLUDED IN SIM CARD SUBSCRIPTION MONTHLY FEE

[***]

4.	ACTIVATION CHARGES

[***]

5.	TAXATION

Prices do not include any taxes. Taxes, if applicable, will be itemized and included separately.

6.	DEFINITIONS

IDM	Iridium Data Module

IDM-RUDICS	Call-type: An IDM originates a data call via the Iridium satellite network terminating via the RUDICS capability.

RUDICS-IDM	Call-type: A call originated from RUDICS terminating at an IDM via the Iridium satellite network.

Iridium Satellite	Iridium Satellite Service gives the customer access to the Iridium satellite network

MSISDN	Mobile Subscriber Integrated Services Digital Network number (the Iridium phone number assigned to a subscriber)

MO	Mobile Originated

MT	Mobile Terminated

RUDICS	Router based Unrestricted Digital Interworking Connectivity Solution. [RUDICS allows digital data connections via the Iridium Gateway without using the PSTN.]

SIM	Subscriber Identity Module

Exhibit C Section 3

(Global Value Added Reseller Agreement)

IRIDIUM SERVICES RATES — SHORT BURST DATA

This annex sets forth current Iridium wholesale data service rates for Short Burst Data. (All prices are in United States of America Dollars [US$]).

1.	CHARGES FOR SHORT BURST DATA TRANSACTIONS BILLED BASED ON BYTE USAGE

[***]

2.	ACTIVATION CHARGES

[***]

3.	INCREMENTAL DISCOUNT PLAN

[***]

Example: [***]

4.	TAXATION

Prices do not include any taxes. Taxes, if applicable, will be itemised and included separately.

5.	DEFINITIONS

IDM	Iridium Data Module

MT	Mobile Terminated

MO	Mobile Originated

SIM	Subscriber Identity Module

MSISDN	Mobile Subscriber Integrated Services Digital Network number (the Iridium phone number assigned to a voice subscriber)

Exhibit D

(Global Value Added Reseller Agreement)

IRIDIUM SATELLITE LLC VALUE ADDED RESELLER QUALIFICATIONS

1.	Iridium Distribution Strategy

Iridium Satellite LLC (Iridium) Data Services and Iridium Data Modules are sold around the world by a carefully selected group of Value Added Resellers. Value Added Resellers are selected on the basis of their knowledge and familiarity with the commercial satellite or wireless data communications marketplace, market sales coverage and their demonstrated successful history of selling such data services.

Iridium’s success is largely attributable to the establishment of its global distribution network that results in the sale of Iridium services together with the essential follow-on quality customer care. Iridium’s distribution strategy also encompasses policies to ensure that the Iridium business remains attractive and profitable for its Value Added Resellers. Accordingly, each candidate Value Added Reseller is carefully evaluated, in addition to other considerations, in terms of ability to contribute to Iridium’s success. In addition to a variety of other factors, careful consideration is given to whether the addition of such candidate as a Value Added Reseller would complement Iridium’s existing distribution network as well as add strategic value to Iridium’s sales and service activities.

Beyond the critically important requirement of a contribution to Iridium’s sales success, there are also essential business operations functions which must be performed by each Iridium Value Added Reseller. Those functions are briefly described in the following Sections 2 – 4.

2.	Value Added Reseller Functions

2a.	Required Internal Capabilities

The following capabilities must be present in the candidate Value Added Reseller’s organization:

Technical capabilities

Engineering design, test and integration of wireless data terminals

Satellite or wireless data system engineering

Wide Area Networking

PC server, database, application software

Established application specific expertise relating to the customers application and vertical market

Established, technical capabilities using other wireless and satellite networks for data applications

Technical staff must be an employee of the Value Added Reseller. Subcontracting to an outside integrator is acceptable provided the subcontractor is adequately supervised by the Value Added Reseller.

Provides Tier I and Tier II support for the IDM Solution

Physical Assets

Dedicated data center in operation for a minimum of two years

Dedicated laboratory for product development

Business capabilities

Specific experience in the vertical market targeted

Established track record in vertical market with existing customer base

Business staff must be employees of the Value Added Reseller. Subcontracting is acceptable provided the subcontractor is adequately supervised by the Value Added Reseller.

Prospective Value Added Resellers should have at least thirty salaried employees

Financial Capability

[***]

Company must have financing for current business plan for the next two years

IDM Solution: Prospective Value Added Resellers must provide a detailed business plan indicating the applications and markets that they wish to serve.

2b	Required Internal or Outsourced Capabilities

The following functions can be performed within the Value Added Reseller organization or outsourced via 3rd parties. Value Added Reseller shall maintain:

Customer Care functions

Hours of operation to be appropriate business hours for the vertical market or industry served, but in no event less than 40 hours per week

Separate number into customer care, with voicemail account

Ability to answer: general inquiries, billing inquiries, general inquiries regarding Iridium Data Services, service/contract changes

Ability to provide technical and general troubleshooting for all commercially offered Iridium Data Services

Iridium products for use by customer support personnel to perform troubleshooting functions

Customer support personnel have access to SPNet for account status information

Customer history tracking database (either through billing system or separate systems)

Activation and Provisioning functions:

Multiple trained personnel who are familiar with Iridium SPNet

Financial functions:

Accounts Receivables

Accounts Payable

Invoicing — Revenue Assurance

Information Technology:

[***]

Trainer

Responsible for attending Iridium’s training and train own internal personnel

Responsible to train own internal personnel on all aspects supporting the Iridium customer

Ability and program to train dealers and agents (when applicable)

Product Logistics

Ordering Inventory

Tracking Inventory

Shipping Inventory

3.	Internet Access / Connectivity and Iridium Extranet Access for:

Customer Care organization

Provisioning and Activation organization

IT/Billing

Sales and Marketing

4.	Training

At least 2 people from the operations organization within the company and/or the company’s technical trainer to attend Iridium Operations training. The training encompasses both Activation and Provisioning of subscribers as well as Customer care and troubleshooting techniques.

At least 2 people from the sales organization within the company and/or the company’s sales training manger to attend Sales training. The training encompasses the features and functions of Iridium’s data products and data services and identifies the strengths of Iridium’s product and service offering which differentiates it from competitor’s offerings.

Iridium’s training programs are conducted at Iridium’s offices at Tempe, Arizona where the tools and facilities required to ensure proper training, as well as subject matter experts, are located. Under circumstances in which Arizona is not practical, Iridium will cooperate in exploring terms under which the training could be delivered in another location.

Exhibit E

(Global Value Added Reseller Agreement)

IRIDIUM DATA SERVICES

This annex sets forth the Iridium Data Services that the Value Added Reseller is authorized to sell.

1.	SERVICES

[***]

2.	DEFINITIONS

IDM	Iridium Data Module

IDM-PSTN	Call-type: Origination of a data call via the Iridium satellite network terminating PSTN or PLMN.

IDM-IDM	Call-type: Origination of a data call via the Iridium satellite network terminating another Iridium Data Module.

PSTN	Public Switched Telephone Network. The public, land-based telephone network.

PSTN-IDM	Call-type: Origination of a data call via PSTN or PLMN terminating an Iridium Data Module. The relevant pricing for this call type is set by the PSTNs and PLMNs respectively.

RUDICS	Router based Unrestricted Digital Interworking Connectivity Solution

IDM-RUDICS	Call-type: Origination of a data call via the Iridium satellite network terminating via RUDICS.

RUDICS -IDM	Call-type: Origination of a data call via RUDICS terminating via the Iridium satellite network.

Exhibit F

(Global Value Added Reseller Agreement)

AUTHORIZED GEOGRAPHIC AND VERTICAL MARKET TERRITORIES

[***]

Exhibit G

(Global Value Added Reseller Agreement)

Iridium Data Modules (IDM)

Product List

The table below lists the available IDMs to Value Added Reseller by description, part number and pricing. This information is subject to change as specified in Exhibit A of the Agreement.

This table has been replaced and information is furnished and updated on the Iridium Developer web site: http://developer.iridium.com.

Exhibit H

(Global Value Added Reseller Agreement)

Solution Certification

H.1         Certification Process. Each Solution, or enhancement to a Solution, must be certified by LLC prior to its commercial sale or commercial use over the Iridium Communications System as evidenced by Value Added Reseller’s receipt of a Certification Letter from LLC. LLC’s issuance of a Certification Letter will be based upon the following steps: 1) testing of the Solution in the intended configuration, in both laboratory and live test environments; 2) availability of solution documentation; 3) training of customer support and distribution personnel; and 4) receipt of required regulatory approvals and solution labeling with appropriate regulatory marks. If any of the previous activities have not been completed, LLC may, in its sole discretion, provide a list of items that Value Added Reseller must remedy in order to receive a Certification Letter. Upon successful completion of the certification process described above, LLC will issue a Certification Letter and the Solution may be offered commercially without further restrictions.

Following LLC’s issuance of a Certification Letter and in the event that a significant Solution defect (including a significant network or system defect which can reasonably be attributed to the Solution) is subsequently identified, LLC reserves the right to withdraw its Certification Letter at any time. In this event, Value Added Reseller shall work to remedy the defect in a timely manner and shall cooperate with LLC to perform any recommended testing as deemed necessary by LLC for re-certification of the Solution. Following the withdrawal of a Solution’s Certification Letter, Value Added Reseller agrees that its shall immediately withdraw the Solution from commercial availability and shall not offer the Solution for sale until a new Certification Letter has been issued by LLC.

H.2         Certification Testing Requirements. For the certification of each Solution, the following testing requirements shall apply:

•	Value Added Reseller shall document, and supply to LLC a copy of, a formal test plan in conjunction with information received from LLC on applicable tests;

•

Value Added Reseller shall document information relating to planned commercial deployment of the Solution including quantity of units, geographic density of deployed units, network usage, and events or schedules that will trigger usage of the network.

•	Value Added Reseller shall test the Solution to include data test calls and a record shall be maintained of calls made and type of call (specify type of data calls);

•	Value Added Reseller shall connect as many different call scenarios and call types as practical with a target goal of executing [***];

•	[***]

•	[***]

•	Documented test results shall include detailed information on calls made [***]

•

Value Added Reseller shall provide LLC with a same-day report of any potential defects or abnormal scenarios encountered during testing, including the problem, the call scenario when the problem occurred, the test configuration, and other relevant observations;

•	[***];

•

Value Added Reseller shall supply to LLC the Solution in a commercial hardware and software configuration (as well as any necessary support applications or hardware required to test the Solution) for testing in a live system environment at LLC facilities or at LLC’s sole discretion LLC may designate an alternate facility if the Solution is too complicated or impractical to install and test at LLC facilities;

•	LLC shall make available, at LLC’s discretion, the necessary test resources and facilities for the purpose of testing the Solution in the live system environment;

•	LLC shall provide Value Added Reseller with success metrics as required to achieve the Solution performance component of certification.

At the request of Value Added Reseller, LLC may elect to waive one or more of the above certification testing requirements when LLC determines that the customer requirements specific to the Solution have been otherwise fully satisfied.